Exhibit 10.1

FLOWERS FOODS, INC.

CHANGE OF CONTROL PLAN

Effective February 23, 2012

ARTICLE I - INTRODUCTION

The Board of Directors of Flowers Foods, Inc. (“Flowers”) (the “Company”) adopted the Flowers, Inc. Severance Pay and Change of Control Plan (the “Plan”), effective as of February 23, 2012.

The Plan is designed to (a) provide severance protection to certain Employees of the Company who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of operations and (b) enable certain Employees to make career decisions without regard to the time pressure and financial uncertainty which may result from a proposed or threatened Change of Control (as defined herein) transaction, encourage such Employees to remain employees of the Company and its Subsidiaries notwithstanding the outcome of any such proposed transaction.

ARTICLE II - ESTABLISHMENT OF THE PLAN

Section 2.1.    Applicability of Plan. The benefits provided by this Plan shall be available to all Employees who, at or after the Effective Date, meet the eligibility requirements of Article IV hereof.

Section 2.2.    Contractual Right to Benefits. Subject to the provisions of Article IX hereof, this Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against the Company on the terms and subject to the conditions hereof.

ARTICLE III - DEFINITIONS AND CONSTRUCTION

“Affiliate” means, with respect to any person, any entity, directly or indirectly, controlled by, controlling or under common control with such person.

“Base Pay” of a Participant means the Participant’s annual base salary rate as in effect on the Termination Date from the Participant’s Employer; provided, however, that any reductions in Base Pay following the date of a Change of Control will not be taken into account when determining Base Pay hereunder; and further provided, any reduction in Base Pay that occurs prior to a Change of Control but which the Participant reasonably demonstrates (i) was at the request of a third party who effectuates a Change of Control or (ii) otherwise occurred in connection with or in anticipation of a Change of Control which has been threatened or proposed and which actually occurs, shall not be taken into account when determining Base Pay hereunder, it being agreed that any such reduction taken following shareholder approval of a transaction which if consummated would constitute a Change of Control, shall be deemed to be in anticipation of a Change of Control provided such transaction is actually consummated.

“Board” means the Board of Directors of Flowers Foods, Inc.

“Cause” means:

(a)        any willful or negligent material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002);

(b)        any act of fraud, intentional misrepresentation, embezzlement, acts of dishonesty, misappropriation or conversion of any asset or business opportunity of the Company;

(c)        conviction of, or entering into a plea of nolo contendere to, a felony;

(d)        an intentional, repeated or continuing violation of any of the Company’s policies or procedures that occurs or continues after the Company has given notice to the Participant that he or she has materially violated a Company policy or procedure;

(e)        any breach of a written covenant or agreement with the Company, including the terms of this Plan (other than a failure to perform Participant’s duties with the Company resulting from the Participant’s incapacity due to physical or mental illness or from the assignment to the Participant of duties that would constitute Good Reason), which is material and which is not cured within thirty (30) days after written notice thereof from the Company to the Participant;

(f)        abuse of alcohol or drugs; or

(g)        failure to reasonably cooperate in a governmental or Board investigation.

For purposes of this Plan, the Participant shall not be deemed to have been terminated for Cause under clauses (a) through (g) hereunder unless there is an affirmative vote of a super majority (75% or more) of the independent directors of the Board to terminate the Participant for Cause and the Participant receives a Notice of Termination setting forth the grounds for the termination at least fifteen (15) calendar days prior to the specified Termination Date. The Board shall meet at least once with the Participant (and his/her legal counsel if the Participant desires) prior to termination to attempt to resolve in its sole discretion the grounds for termination for Cause.

“Change of Control” means the consummation of any Change of Control of Flowers of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined by the Board, in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(a)        any “Person” (as such term is defined in Sections 13(d) or 14(d)(2) of the Exchange Act; hereafter, a “Person”) is on the date hereof or becomes the beneficial owner, directly or indirectly, of securities of Flowers representing 35% or more of the combined voting power of the then outstanding Voting Stock of Flowers; provided, however, that for purposes of this Section (a), the following acquisitions shall not constitute a Change of Control:

(i)        (A) any acquisition of Voting Stock of Flowers directly from Flowers that is approved by a majority of those persons serving as directors of the Company on the date of this Plan (the “Original Directors”) or their Successors (as defined below), (B) any acquisition of Voting Stock of Flowers by Flowers, or any Subsidiary, and (C) any acquisition of Voting Stock of Flowers by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Flowers, or any Subsidiary (the term “Successors” shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of Flowers as the case may be, at the time of such election or nomination for election);

(ii)        if any Person is or becomes the beneficial owner of 35% or more of the combined voting power of the then-outstanding Voting Stock of Flowers as a result of a transaction described in clause (A) of this Section (a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of Flowers representing 1% or more of the then-outstanding Voting Stock of Flowers other than in an acquisition directly from Flowers that is approved by a majority of the Original Directors or their Successors or other than as a result of a stock dividend, stock split or similar transaction effected by Flowers in which all holders of Voting Stock of Flowers are treated equally, such subsequent acquisition shall be treated as a Change of Control;

(iii)        a Change of Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 35% or more of the Voting Stock of Flowers as a result of a reduction in the number of shares of Voting Stock of Flowers outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Original Directors or their Successors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of Flowers representing 1% or more of the then-outstanding Voting Stock of Flowers other than as a result of a stock dividend, stock split or similar transaction effected by Flowers in which all holders of Voting Stock are treated equally; or

(iv)        if at least a majority of the Original Directors or their Successors determine in good faith that a Person has acquired beneficial ownership of 35% or more of the Voting Stock of Flowers inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Original Directors or their Successors a sufficient number of shares so that such Person beneficially owns less than 35% of the Voting Stock of Flowers then no Change of Control shall have occurred as a result of such Person’s acquisition.

(b)        Flowers consummates a merger or consolidation in which shareholders of Flowers immediately prior to entering into such agreement will beneficially own immediately after the effective time of the merger or consolidation securities of Flowers or any surviving or new corporation, as the case may be, having less than 60% of the “voting power” of Flowers or any surviving or new corporation, as the case may be, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power,” excluding any merger or combination of a wholly owned Subsidiary into Flowers, or of Flowers into a wholly owned Subsidiary; or

(c)        Flowers consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned Subsidiary, but not including (i) a mortgage or pledge of assets granted in connection with a financing or (ii) a spin-off or sale of assets if Flowers continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or

(d)        the Original Directors and/or their Successors as defined above in Section (a)(1)(A) of this definition do not constitute a majority of the whole Board as the case may be; or

(e)        approval by the shareholders of Flowers of a complete liquidation or dissolution of Flowers as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” or “Flowers” means Flowers Foods, Inc., a Georgia corporation, any successor thereto as provided in Article VIII hereof.

“Disability” means a Participant’s inability to perform the duties required of the Participant in his or her position with the Company on a full-time basis for a period of six (6) consecutive months because of physical or mental illness or other physical or mental disability or incapacity.

“Effective Date” means February 23, 2012.

“Employee” means a full-time salaried employee of an Employer.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended from time to time.

“Employer” means the Company, any Subsidiary or any Affiliate which employs a Participant or any person or entity that has adopted this Plan pursuant to Article VIII hereof and set forth on Schedule C hereof.

“Excise Tax” means the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax.

“Good Reason” means, during the Protection Period:

(a)        a material diminution in the Participant’s duties, responsibilities or authority from that which exists on the Change of Control date (For the avoidance of doubt, a change in title or reporting alone does not constitute “Good Reason” under this Section (a).);

(b)        a material reduction by the Company of a Participant’s base salary;

(c)        a material reduction by the Company of a Participant’s target bonus opportunity;

(d)        a material reduction in long-term incentives from the year prior to the Change of Control, as measured by grant date economic values determined by a third-party compensation firm chosen by the Company and using generally accepted methodologies, which may include annualizing prior year long-term incentive grants over more than one year and ignoring prior special retention or sign-on grants;

(e)        a material failure of the successor entity to cover the Participant under the savings and retirement plans provided to similarly situated executives;

(f)        the relocation of the Company’s principal executive offices more than fifty (50) miles from their current location, if at the time of a Change of Control the Participant is based at the Company’s principal executive offices, or the requirement of the Participant to be based at a location more than fifty (50) miles from the Participant’s location as of the Change of Control;

(g)        any purported termination by the Employer of the Participant’s employment upon the occurrence of a Change of Control except as permitted by this Plan; or

(h)        any failure by Flowers to comply with and satisfy Sections 8.1 and/or 9.1 of the Plan.

Before a termination by a Participant will constitute termination for Good Reason, the Participant must give the Company a Notice of Termination within thirty (30) calendar days following the occurrence of the event that constitutes Good Reason. For a Participant terminated prior to and in anticipation of a Change of Control during the Protection Period, the event that constitutes Good Reason is the consummation of the transaction. Failure to provide such Notice of Termination within such 30-day period shall be conclusive proof that the Participant shall not have Good Reason to terminate employment.

Good Reason shall exist only if (i) the Employer fails to remedy the event or events constituting Good Reason within thirty (30) calendar days after receipt of the Notice of Termination from the Participant and (ii) the Participant terminates his or her employment within ninety (90) days of the Participant receiving notice of the existence of any event or condition described in clauses (a) through (h) above.

“Key Employee” means a key employee as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof) of an Employer.

“Notice of Termination” means (i) a written notice of termination by the Company to the Participant provided to the Participant no less than fifteen (15) calendar days prior to the specified Termination Date or (ii) a written notice of termination for Good Reason by the Participant to the Company provided to the Company in accordance with the terms set forth in this Article III in the definition with “Good Reason”, in either case, setting forth in reasonable detail the specific reason for termination and the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated and the specified Termination Date.

“Participant” means an Employee who meets the eligibility requirements of Article IV hereof and is set forth in Schedule B, other than an Employee who, after becoming a Participant, has entered into an employment, severance or other similar agreement with the Company (other than a stock option, restricted stock, supplemental retirement, deferred compensation or similar plan or agreement or other form of participation document entered into pursuant to an Employer-sponsored plan which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a Change of Control (as defined in such separate plan or document)).

“Plan” means this Flowers Foods, Inc. Change of Control Plan, as may be amended from time to time.

“Plan Administrator” means the Compensation Committee of the Board.

“Protection Period” means for all Participants, the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the second anniversary of the first occurrence of the Change of Control and the six (6) month period prior to such Change of Control date if a Participant is terminated without Cause or terminates for Good Reason and in either case such termination (i) was requested by the third party that effectuates the Change of Control, or (ii) occurs in connection with or in anticipation of a Change of Control, it being agreed that any such action taken following shareholder approval of a transaction which if consummated would constitute a Change of Control shall be deemed to be in anticipation of a Change of Control provided such transaction is actually consummated.

“Separation from Service” has the meaning ascribed to such phrase in the Treasury Regulation Section 409A-1(h) Guidance.

“Severance Payment” or “Severance Payments” means the payment or payments of severance compensation described in Article V hereof.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect majority ownership or other equity interest, or such other ownership interest amount determined by this Plan or the Plan Administrator.

“Termination Date” means the date of the Participant’s Separation from Service.

“Voting Stock” means securities entitled to vote generally in the election of directors.

“409A Guidance” means Section 409A of the Code, including regulations or any other formal guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

ARTICLE IV - ELIGIBILITY

Section 4.1.    Participation. Each person who is an Employee, who is designated by the Compensation Committee to be a Participant in this Plan and who is set forth on Schedule B, shall be a Participant commencing on the date established by the Compensation Committee.

Section 4.2.    Duration of Participation. A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when (a) he or she ceases to be an Employee, unless such Participant is then entitled to payment of a Severance Payment as provided in Article V hereof or (b) prior to a Change of Control, the Compensation Committee designates a Participant to be ineligible to continue to participate in this Plan as a result of a change in the Participant’s job title or duties. A Participant entitled to a Severance Payment shall remain a Participant in this Plan until the full amount of the Severance Payment has been paid to the Participant.

ARTICLE V - SEVERANCE PAYMENTS

Section 5.1.    Right to Severance Payment After a Change of Control.

(a)        Subject to Section 5.2, a Participant shall be entitled to receive from the Company Severance Payments in the amount provided in Section 5.1(b) based generally on the multiples set forth in the payment guidelines described on Schedule A, payable as described in Section 5.1(c), if during the Protection Period, (i) the Employer shall terminate Participant’s employment with the Employers without Cause and for reasons other than death or Disability or (ii) the Participant shall terminate employment with his/her Employer for Good Reason.

(b)        The amount of Severance Payments under this Section 5.1(b) shall equal the sum of (i) the Participant’s Base Pay multiplied by the factor set forth on Schedule B for the Participant and (ii) the amount of the Participant’s target award under the incentive bonus opportunity for the year in which the Termination Date occurs multiplied by the factor set forth on Schedule B for the Participant. In addition, such Participant will be entitled to receive as Severance Payments (1) the lump sum amount equal to eighteen (18) times the monthly premium amount calculated as if the Participant had continued participation in the Company’s medical plan for the eighteen (18) month statutory COBRA period based on the Participant’s coverage election in effect on his Termination Date; provided that the period of coverage actually enjoyed by the Participant under such plan after terminating employment shall count against such plan’s obligation to provide continuation coverage pursuant to COBRA, (2) and receipt of outplacement services at the Company’s cost up to a maximum not to exceed $25,000 for a period of one (1) year following the Participant’s Termination Date.

(c)        Subject to the following sentence, the cash Severance Payments to which a Participant is entitled under this Section 5.1 shall be paid to the Participant by the Company in cash and in full as soon as practicable (but in all events within sixty (60) days) after the Participant’s Termination Date (or, if later the date the applicable revocation period for the release required in Section 5.2 has expired). Notwithstanding the foregoing, if the Participant is a Key Employee, then if the Severance Payments are considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code), the

Severance Payment to which a Participant is entitled under this Section 5.1 shall be paid to the Participant by the Company in cash and in full, on the first day of the seventh month after the Participant’s Separation from Service. If a Participant entitled to Severance Payments under this Section 5.1 should die before all amounts payable to him or her have been paid, such unpaid amounts shall be paid as soon as practicable following the Participant’s death to the Participant’s spouse, if living, otherwise to the personal representative of the Participant’s estate.

Section 5.2.    Release. Notwithstanding anything to the contrary contained in this Plan, a Participant shall not be entitled to receive any Severance Payment hereunder unless and until he or she has signed and returned to the Company a release (the “Release”) by the deadline established by the Plan Administrator (which shall be no later than forty-five (45) calendar days after the Participant’s Termination Date) and the period during which the Participant may revoke the Release, if any, has elapsed. The Release, which shall be signed by the Participant no earlier than the Participant’s Termination Date, shall be a written document, in a form prescribed by the Company, intended to create a binding agreement by a Participant to release any claim that the Participant has or may have against the Company and certain related entities and individuals, that arise on or before the date on which Participant signs the Release, including, without limitation, any claims under the federal Age Discrimination in Employment Act. The Release shall also include confidentiality and non-disparagement covenants.

Section 5.3.    Breach. The Company’s payment obligations and the Participant’s participation rights under Sections 5.1 shall cease in the event the Participant breaches any of the covenants contained in the Plan or the Release. Any such cessation of payment shall not reduce any monetary damages that may be available to the Company as a result of such breach.

Section 5.4.    No Mitigation Obligation. The Participant shall not be required to mitigate damages or the amount of his or her Severance Payment by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any compensation earned by the Participant as a result of employment after the termination of his or her employment by an Employer.

Section 5.5.    Payment of Pre-termination Compensation. Notwithstanding anything to the contrary in this Plan, the Participant shall also be entitled to an amount equal to the Participant’s unpaid Base Pay, unreimbursed business expenses, accrued but unpaid leave and all other items earned by and owed to the Participant through and including the Termination Date and such amount shall be paid in cash to the Participant in a single lump sum in accordance with Section 5.1(c) of this Plan. Such payment shall constitute full satisfaction for these amounts owed to the Participant.

Section 5.6.    Parachute Payments. If the aggregate “present value” (as determined under Section 280G of the Code) of the “parachute payments” (as defined under Section 280G(b)(2) of the Code) to be paid or provided under this Plan or any other plan or agreement between the Participant and an Employer equals or exceeds 300% of the Participant’s “base amount” (as defined in Section 280G(b)(3)) and is determined to be subject to the Excise Tax, then the payments and benefits to be paid or provided under this Plan shall be set to be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the

Excise Tax, or (y) the entire payments and benefits, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Participant’s receipt, on an after-tax basis, of the greater amount of the payments and benefits notwithstanding that all or some portion of the payments and benefits may be subject to the Excise Tax.

If any payments to be made or benefits to be provided to a Participant are subject to reduction pursuant to the preceding paragraph, then such payments or benefits shall be reduced, to the extent required pursuant to the terms of the Plan, in the following order (i) the payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G, Q&A 24); (iii) the payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24)); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.

ARTICLE VI – POST-EMPLOYMENT COVENANTS

Section 6.1.    Restrictive Covenants.

(a)        Non-Disclosure.

(i)        Covenant of Confidentiality.    Except as permitted by the Company, Participant shall not at any time during or after employment with the Company divulge, furnish, or make accessible to anyone or use in any way other than in the Company Business, any confidential, proprietary, or secret knowledge or information of the Company that Participant has acquired or shall acquire about the Company or its customers, whether developed by Participant or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any customer or supplier lists of the Company, (iv) any confidential, proprietary, or secret information relating to the business of any customer of the Company, (v) any confidential, proprietary, or secret development or research work of the Company, (vi) any strategic or other business, marketing, or sales plans of the Company, (vii) any financial data or plans respecting the Company, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or the Company’s customers (collectively “Confidential Information”). This Confidential Information is the sole and exclusive property of the Company (or its customers, if applicable), constitutes a unique and valuable asset of the Company, and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the

Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of the Plan by Participant, (ii) is independently made available to Participant in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by law or legal process.

(ii)        No Use of Confidential Information of Others.    Participant shall not bring or make use of or disclose any confidential information or documents, including trade secrets, of prior employers in carrying out Participant’s duties for the Company. The performance by Participant of Participant’s job duties, including, but not limited to, Participant’s compliance with the provisions of the Plan, shall not conflict with or result in any breach of, or constitute a default under, any other agreement or instrument by which Participant is bound.

(b)        Trade Secret Protection.

(i)        Definition.    As used in the Plan, the term “Inventions, Ideas, and Expression of Ideas” means any and all new or useful discovery, improvement, technical development, or invention, whether or not patentable, and all related know how, designs, trademarks, formulae, processes, creations, manufacturing techniques, trade secrets, ideas, software, or other copyrightable or patentable works.

(ii)        Disclosure of Prior Inventions.    Participant shall identify on Exhibit A all Inventions, Ideas, and Expressions of Ideas relating in any way to the Company’s business or demonstrably anticipated research and development that were made by Participant prior to employment with the Company (“Prior Inventions, Ideas, and Expressions of Ideas”). Participant shall not incorporate, or permit to be incorporated, such Prior Inventions, Ideas, and Expressions of Ideas in any Company Inventions without the Company’s prior written consent.

(iii)        Ownership of Company Inventions; Copyrights.    Participant shall promptly disclose and describe to the Company, and shall assign to the Company or its designee, Participant’s entire right, title, and interest in and to all Inventions, Ideas, and Expressions of Ideas, including any associated intellectual property rights, that Participant may solely or jointly conceive, develop, or reduce to practice during the period of employment with the Company and any future inventions as described in Section 6.1(b)(iv) of the Plan (“Company Inventions”). All original works of authorship that are made by Participant (solely or jointly with others) within the scope of employment and that are protectable by copyrights shall be considered to be “works made for hire” as that term is defined in the United States Copyright Act (17 USCA § 101). To the extent that any such works are not so considered a “work made for hire” under applicable law or copyrightable subject matter, then such works will be deemed, upon creation, to be assigned to the Company automatically without further compensation or action by either the Company or the Participant, and Participant shall assign such works to the Company.

(iv)        Future Inventions.    Company Inventions or Confidential Information relating to Participant’s activities while working for the Company and conceived or made by Participant, alone or with others, within one (1) year after termination of employment may have been conceived in significant part while the Participant was employed by the Company. Accordingly, such post employment inventions and proprietary information shall be presumed to have been conceived during employment with the Company and are to be assigned to the Company automatically without further compensation or action by either the Company or the Participant, and Participant is deemed to assign such works to the Company.

(v)        Cooperation in Perfecting Rights to Inventions.    Participant shall perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Inventions, Ideas, and Expressions of Ideas hereby assigned to the Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights or other legal proceedings. In the event that the Company is unable for any reason to secure Participant’s signature to any document required to apply for or execute any patent, copyright, or other applications with respect to any Inventions, Ideas, and Expressions of Ideas (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Participant is deemed to irrevocably designate and appoint the Company and its duly authorized officers and agents as Participant’s agents and attorneys in fact to act for and on Participant’s behalf and instead of Participant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other rights thereon with the same legal force and effect as if executed by Participant.

(vi)        Disclosure.    Participant is hereby notified that the provisions of this Section 6.1 do not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Participant’s own time and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Participant for the Company.

(c)        Non-Compete.    During the Restricted Period, Participant shall not, within the Territory, on Participant’s own account or for the benefit of any person, corporation, partnership, trust, joint venture, sole proprietorship, association, cooperative, or other entity, (1) provide Services, whether with or without compensation for such Services, for any entity that competes, directly or indirectly, with the Company Business (“Competing Business”), (2) own, operate, or control, or participate in the ownership, operation, or control of, a Competing Business, or (3) provide financing (equity or debt) or advice to any Competing Business; provided, however, that nothing contained herein shall prevent the purchase or ownership by Participant of less than three (3%) percent of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Securities and Exchange Act of 1934, as amended. “Company Business” is defined as manufacturing, distributing, marketing, and selling baked goods through grocery chains, restaurants, and other retail and wholesale outlets. The “Restricted Period” is defined as the period of Participant’s coverage under the Plan and for a period of one (1) year following the termination of Participant’s employment with the Company for any reason. The “Territory” is defined as the Continental United States, which the Participant agrees is the geographic area in which the Company does business, including but not limited to Georgia. “Services” is defined as providing executive-level management and strategic guidance for the overall day-today operations of the business and implementing the policies of the governing board.

(d)        Non-Solicitation of Customers. For a period of two years following the termination of Participant’s employment, Participant shall not, directly or indirectly, attempt to influence, solicit, recruit, encourage, persuade, or induce, or assist any other person in so persuading or inducing any customer, vendor, or contractor of the Company to leave the service of or terminate a business relationship with the Company; provided, however, that this restriction shall only apply to individuals or entities with whom the Participant had direct dealings, or that Participant’s direct subordinates had direct dealings, in the two (2) year period before the termination of Participant’s employment.

(e)        Non-Solicitation of Employees. For a period of two years following the termination of Participant’s employment, Participant shall not directly or indirectly, attempt to disrupt, damage, impair, or interfere with the Company’s Business by raiding any of the Company’s employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives, or vendors. This covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(f)        Non-Disparagement. Participant shall not publish, utter, broadcast, or otherwise communicate any information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, to any person or entity (including, without limitation, any of the Company’s customers, prospective customers, suppliers, and competitors, and any industry trade group, or any prospective employer or business associate of Participant) which is adverse to, reflects unfavorably upon, or tends to disparage the Company, the products, prospects, character, integrity, or financial condition of the Company, or any shareholder, officer, director, or employee of the Company.

(g)        Enforcement and Construction.

(i)        Communication of Contents of the Plan.    While employed by the Company and for one (1) year thereafter, Participant will communicate the contents of this Section 6.1 of the Plan to any person, firm, association, partnership, corporation or other entity that Participant intends to be employed by, associated with, or represent.

(ii)        Contractual Rights.    This Plan establishes and vests in the Participant a contractual right to benefits to which he is entitled hereunder provided all eligibility requirements are met. This Plan also establishes and vests in the Company contractual rights with respect to the Participant set forth in this Plan to which the Company is entitled hereunder. Consideration for these contractual rights is provided by each of the Company and the Participant in the form of potential benefits and employment services, respectively.

(iii)        Severable Provisions.    The provisions of the Plan, including specifically the provisions of this Section 6.1, are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of the Plan or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Plan in its reduced form shall be valid and enforceable to the full extent permitted by law.

(iv)        Tolling.    If it shall be judicially determined that Participant has violated any restriction in this Section 6.1, then the period applicable to each obligation that Participant shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(v)        Third-Party Beneficiaries.    The restrictive covenants set forth in this Section 6.1 are expressly intended to inure to the benefit of any subsequent owners, parents, or other entities which may own or control the assets of the Company and such entities are expressly identified as third-party beneficiaries of the Plan.

ARTICLE VII - OTHER RIGHTS AND BENEFITS NOT AFFECTED

Section 7.1.    Other Benefits. Except as provided in Section 5.6, neither the provisions of this Plan nor the Severance Payments provided for hereunder shall reduce or increase any amounts otherwise payable, or in any other way affect a Participant’s rights as an employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase or employment agreement, plan (other than this Plan), program or arrangement (collectively, the “Other Plans”), except to the extent specifically provided under such Other Plans.

Section 7.2.    Certain Limitations. This Plan does not constitute a contract of employment or impose on any Participant, the Company or any other Employer any obligation to retain any Participant as an employee or in any other capacity, to change or not change the status, terms or conditions of any Participant’s employment, or to change or not change the Employer’s policies regarding termination of employment.

ARTICLE VIII - SUCCESSORS

Section 8.1.    Company’s Successor. Without limiting the obligations of any person or entity under applicable law, the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

Section 8.2.    Participant’s Successor.

(a)        This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(b)        The rights under this Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Article VIII. Without limiting the generality of the foregoing, the Participant’s right to receive a Severance Payment hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 8.2(b), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

ARTICLE IX - AMENDMENT AND TERMINATION

Section 9.1.    Amendment. Subject to Section 9.2, this Plan may be amended by the Compensation Committee or terminated in any respect by resolution adopted by a majority of the members of the Compensation Committee. However, if a Change of Control occurs, notwithstanding the foregoing, during the Protection Period that follows such Change of Control or following such Protection Period with respect to all Participants receiving Severance Payments attributable to terminations of employment that occurred during the Protection Period, no amendment or termination shall be effective unless, (a) in the case of amendments or terminations adopted during the Protection Period, such amendment or termination is consented to by all Participants, and (b) in the case of amendments or terminations adopted after the Protection Period, such amendment or termination is consented to by all Participants who are receiving Severance Payments attributable to terminations of employment that occurred during the Protection Period.

Section 9.2.    Effect of Amendment or Termination. A proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder provided, however, if such amendment has the effect of reducing a Participant’s Severance Payments or the opportunity for Severance Payments, then such amendment shall not be effective until twelve (12) months after the amendment is adopted and notice is given by the Company to the Participant in accordance with Section 11.4. A proper termination of this Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder without further action; provided, however, no termination shall be effective until twelve (12) months after the termination amendment is adopted and notice is given by the Company to the Participant in accordance with Section 11.4; and in any event, no termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any Severance Payments that became payable prior to the date of such termination of the Plan.

ARTICLE X - ADMINISTRATION OF PLAN

Section 10.1.    Administration.

(a)        The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Section 10.4 hereof. Notwithstanding the foregoing, it is intended that in the event of litigation arising from a claim for benefits under Section 5.2, a reviewing court shall review de novo the Plan Administrator’s determinations with respect to such claim, and the Plan Administrator’s determinations shall not be given deference.

(b)        The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.

Section 10.2.    Regulations. The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan or the 409A Guidance. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Section 10.4 hereof, be final and binding on all persons.

Section 10.3.    Section 409A. To the extent applicable, it is intended that this Plan comply with the 409 Guidance. This Plan shall be administered in a manner consistent with this intent. All payments under this Plan shall be treated as separate payments. To the extent this Plan contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Participant’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution. If Participant’s termination of employment hereunder does not constitute a “separation from service” within the meaning of the Section 409A Guidance, then any amounts payable hereunder on account of a termination of Participant’s employment and which are subject to the Section 409A Guidance shall not be paid until Participant has experienced a “separation from service” within the meaning of the Section 409A Guidance.

Section 10.4.   Claims Procedures.

(a)        The Plan Administrator shall determine the rights of any person to any benefit hereunder. Any person who believes that he or she has not received the benefit to which he or she is entitled under the Plan must file a claim in writing with the Plan Administrator specifying the basis for his or her claim and the facts upon which he or she relies in making such a claim.

(b)        The Plan Administrator will notify the claimant of its decision regarding his or her claim within a reasonable period of time, but not later than ninety (90) days following the date on which the claim is filed, unless special circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Plan Administrator expects to make the final decision. In no event will the Plan Administrator be given an extension for processing the claim beyond one hundred eighty (180) days after the date on which the claim is first filed with the Plan Administrator.

(c)        If such a claim is denied, the Plan Administrator’s notice will be in writing, will be written in a manner calculated to be understood by the claimant and will contain the following information:

(i)         The specific reason(s) for the denial;

(ii)         A specific reference to the pertinent Plan provision(s) on which the denial is based;

(iii)        A description of additional information or material necessary for the claimant to perfect his or her claim, if any, and an explanation of why such information or material is necessary; and

(iv)        An explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.

If additional information is needed, the claimant shall be provided at least forty-five (45) days within which to provide the information and any otherwise applicable time period for making a determination shall be suspended during the period the information is being obtained.

Within sixty (60) days after receipt of a denial of a claim, the claimant must file with the Plan Administrator, a written request for review of such claim. If a request for review is not filed within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his or her claim. If a request for review is filed, the Plan Administrator shall conduct a full and fair review of the claim. The claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents and information relevant to the claim for benefits. The claimant may submit issues and comments in writing, and the review must take into account all information submitted by the claimant regardless of whether it was reviewed as part of the initial determination. The decision by the Plan Administrator with respect to the review must be given within sixty (60) days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional sixty (60) days. If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision. The decision shall be written in a manner calculated to be understood by the claimant, and it shall include

(A)        The specific reason(s) for the denial;

(B)        A reference to the specific Plan provision(s) on which the denial is based;

(C)        A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and

(D)        A statement describing any voluntary appeal procedures offered by the Plan and a statement of the claimant’s right to bring a civil action under ERISA.

The Plan Administrator’s decision on review shall be, to the extent permitted by applicable law, final and binding on all interested persons.

ARTICLE XI - MISCELLANEOUS

Section 11.1.   Legal Fees and Expenses. It is the intent of the Company that Participants not be required to incur any expenses associated with the enforcement of rights under Section 5.1 of this Plan because the cost and expense thereof would substantially detract from the benefits intended to be extended to Participants hereunder. Accordingly, if any Employer has failed to comply with any of its obligations under Section 5.1 of this Plan or in the event that any Employer, or any other person takes any action to declare Section 5.1 of this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, a Participant the benefits intended to be provided to the Participant under Section 5.1 of this Plan, each Employer irrevocably authorizes the Participant from time to time to retain counsel of his or her choice, at the expense of the Company, as hereafter provided, to represent the Participant in connection with the initiation or defense of any legal action, whether by or against any Employer, in any jurisdiction. The Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ fees and expenses incurred by the Participant in enforcing his or her rights under Section 5.1 of this Plan individually (but not as a representative of any class) as a result of any Employer’s failure to perform under Section 5.1 of this Plan or as a result of any Employer or any person contesting the validity or enforceability of Section 5.1 of this Plan. Any payment made by the Company pursuant to this Section 11.1 shall be for expenses incurred by the Participant during his or her lifetime and such payment shall be made no later than the last day of the calendar year following the calendar year in which the Participant incurs the expense. In no event will the amount of expenses so paid by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. In no event will the Company reimburse any expense under this Section 11.1 any earlier than the first day of the seventh month following the Participant’s Termination Date.

Section 11.2.   Withholding of Taxes. The Employer may withhold from any amounts payable under this Plan all foreign, federal, provincial, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

Section 11.3.   Remedy at Law. Neither the Company nor any Participant will have an adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and each Participant shall be entitled to a decree of specific performance, both temporary and permanent injunction relief (to the extent permitted by law), mandamus or other appropriate remedies to enforce performance of this Plan without the necessity of posting a bond or proving actual damages.

Section 11.4.   Notices. For all purposes of this Plan, all communications, including without limitation notices, consents, requests or approvals provided for herein, shall be in writing and shall be deemed to have been duly given when hand delivered or five (5) business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company), at its principal office and to any Participant at his or her principal residence as shown in the relevant records of the Employer, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 11.5.   Governing Law. This Plan shall be administered, construed and enforced according to the laws of the State of Georgia to the extent they are not preempted by the ERISA. In the event of a claim, the choice of forum is State or Federal court located in the State of Georgia.

Section 11.6.   Severability. If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 11.7.   Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Plan and shall not be considered in the interpretation of this Plan.

COMPANY:

FLOWERS FOODS, INC.

Date: February 23, 2012	By:	/s/ R. Steve Kinsey
	Title:	Executive Vice President and
Chief Financial Officer